

CNA LIFE RE

REINSURANCE AGREEMENT
EFFECTIVE
AUGUST 1, 2000
BETWEEN
CONTINENTAL ASSURANCE COMPANY
AND
MONY LIFE INSURANCE COMPANY

AUTOMATIC YEARLY RENEWABLE TERM
REINSURANCE AGREEMENT

CEDING COMPANY: MONY LIFE INSURANCE COMPANY
(hereinafter referred to as the Ceding Company)

REINSURER: CONTINENTAL ASSURANCE COMPANY OF CHICAGO, ILLINOIS
(hereinafter referred to as Continental)

EFFECTIVE DATE: August 1, 2000

Commencing on the effective date, the Ceding Company will submit and Continental agrees to accept, the Ceding Company's excess insurance risks on plans listed in the Accepted Coverage Schedule subject to the provisions of this agreement.

This Agreement consists of the following sections:

These sections or parts of these sections may be changed or modified only upon written agreement between the Ceding Company and Continental.

SECTION I
REINSURANCE RISK BASIS

A. AUTOMATIC REINSURANCE

Continental will automatically accept reinsurance on a risk subject to the following conditions:

1. The Ceding Company has kept amounts equal to the retention limits shown in the Retention Limits Schedule.
2. Continental will automatically accept policies on which the Ceding Company did not keep it's retention if the Ceding Company's Corporate Retention, in effect at the time the policy is issued, will be exceeded because of prior issues. The Ceding Company will retain that portion of the risk necessary to fill it's Corporate Retention.
3. The risk has been classified in a mortality class according to the normal underwriting rules of the Ceding Company.
4. The Ceding Company will not change its existing underwriting, issuance or reinsurance practices in effect on the effective date of this treaty, unless the Ceding Company notifies Continental in writing and Continental approves in writing of such change(s).
5. The amount to be reinsured under this agreement does not exceed the automatic acceptance limits shown in the Automatic Acceptance Limits Schedule.
6. The total amount of life insurance applied for and in force in all companies on the risk to be reinsured does not exceed $50,000,000.
7. The issue age of the life insured does not exceed 85.
8. The risk has not been submitted to Continental or any other Reinsurer for facultative underwriting.
9. The substandard mortality rating assessed to the risk does not exceed Table 16 or its equivalent on an extra-premium basis.
10. The insurance is not the result of a group conversion, other conversion, exchange or reissue where full evidence of insurability has not been obtained.
11. The amount of any life insurance to be reinsured is not less than $1,000.
12. The applicant is a permanent resident of the U.S. or Canada.
13. The applicant is not a professional entertainer or a member of a professional sports team.

B. FACULTATIVE REINSURANCE

The Ceding Company may submit risks facultatively on accepted coverages that exceed the limits specified in the Automatic Acceptance Limits Schedule. Continental may decline to quote on specific facultative risks.

In order to apply for facultative reinsurance the Ceding Company will mail to Continental an application for reinsurance, copies of the original application, all medical examination, microscopical reports, inspection reports and all other information which the Ceding Company has pertaining to the insurability of the risk. Any other information subsequently available to the Ceding Company which is pertinent to the question of assuming the risk will be transmitted promptly to Continental. Continental will have the option of declining or making an offer on any application for facultative reinsurance.

Continental will have no liability on a facultative submission of the Ceding Company until an unconditional offer to reinsure has been made in writing by Continental and accepted in writing by the Ceding Company. Continental's unconditional offer will expire at the end of one hundred and twenty (120) days from the date of the unconditional offer, unless an earlier date is specified in the offer.

The Ceding Company will submit to Continental any additional information requested on all pending applications within ninety (90) days from Continental's request or Continental will close its file on the case.

Facultative submissions that are submitted to more than one reinsurer will be ceded to the reinsurer making the best offer. In situations where identical offers are received, the risk will be ceded to the reinsurer who's offer was received first.

C. CONDITIONAL RECEIPT LIABILITY

Conditional Receipt coverage is provided under this agreement in accordance with the provisions of this Section.

The Ceding Company must have provided Continental with a copy of it's Conditional Receipt and keep Continental apprised of any significant changes made subsequent to the date of the treaty.

Continental will incur liability only if it would have automatically accepted the risk in accordance with the provisions of this agreement.

C. CONDITIONAL RECEIPT LIABILITY

Continental will not incur any liability under any Conditional Receipt issued by the Ceding Company for a risk submitted to Continental on a facultative basis.

The limit of Continental's liability will be the Ceding Company's limit of conditional receipt liability reduced by the amount of insurance which the Ceding Company would retain on the life according to its retention limits as stipulated in the Retention Limits Schedule, and the amount of insurance that the Ceding Company would reinsure with other companies, if any, on said risk. In the event that there are multiple reinsurers, Continental's position will be determined on the same basis as in determining the portion of the automatic reinsurance Continental would receive under the treaty.

In no event will Continental's liability under this provision exceed $1,000,000.00.

SECTION II

BASIS OF REINSURANCE AND PREMIUMS

A. NET AMOUNT AT RISK

Life insurance will be reinsured on a Yearly Renewable Term basis (YRT) for the net amount at risk. The amount at risk reinsured with Continental will not at any point, except as stipulated below, exceed the initial amount ceded to Continental. The net amount at risk will be determined as follows:

1. For Universal Life policies the reinsured net amount at risk will be calculated by the Ceding Company using their normal calculations and the reinsurance amount adjusted monthly. This reinsured amount will be in proportion to the Ceding Company's Net Amount at risk, less retention, if applicable.

2. For other life policies, the reinsured net amount at risk is calculated annually as the face amount reinsured less the interpolated cash value at the end of the year. During the first 10 years, interpolated cash values will be determined by a straight line interpolation between zero and the actual 10th year cash value. During the second 10 years, interpolated cash values will be determined by a straight line interpolation between the actual 10th year and the actual 20th year cash values. Interpolated cash values in each succeeding 10-year period will be calculated in a consistent manner.

3. Cash values for term plans with a coverage period of 20 years or less are considered nil.

B. PREMIUM RATES

Reinsurance premiums are to be paid annually in advance and will be determined as follows:

1. For Life insurance on a risk classified as standard, the premium rates in the Premium Rate Schedule will apply.

2. For Life insurance on a risk classified as multiple table substandard, the appropriate rates from the Premium Rates Schedules will be increased by the appropriate multiples as defined in the Premium Rate Schedules.

SECTION II
(continued)

B. PREMIUM RATES

3. For Life insurance issued with flat extra premiums, of five years or less, the premiums determined in accordance with Paragraphs (1) or (2) of this provision will be increased in all policy years or until premiums cease or rating removed by 90% of the extra premiums applicable to the initial amount reinsured.

4. For Life insurance issued with flat extra premiums of more than five years, the premiums will be increased in the initial policy years by 10% of the extra premiums and in all subsequent years by 90% of the extra premiums.

5. The reinsurance premium rates for Disability Waiver of Premium Benefits risk will be 25% of the annual rate charged for the benefits in the original policies for the first year, and 85% of this annual rate for renewal years.

6. The reinsured disability waiver of premium benefit will be the policyholder's waived gross premium which corresponds to Continental's portion of the life insurance risk. The Ceding Company remains obligated to pay reinsurance premiums to Continental while the insured life is disabled.

7. The reinsurance premium rates for insurance benefits issued as a result of a continuation, as defined in Section III. D, are shown in the Premium Rates Schedules. The premium rates are to be entered based on the age at issue and duration since issue of the original insurance. Portions of a year will be considered one full duration.

C. PREMIUM RATE GUARANTEE

The reinsurance premium rates in the Premium Rate Schedule are not guaranteed for a period of more than one year. Continental anticipates that such premiums will be continued indefinitely for all reinsurance provided. Continental retains the exclusive right to raise the premium to be paid to Continental by the Ceding Company to the current valuation basis net premium level required by the insurance regulators of the various states at any time.

D. PAYMENT OF REINSURANCE PREMIUMS

1. Within 45 days from the close of the calendar month, the Ceding Company will forward to Continental a statement or electronic media reflecting the premiums due and cession changes made. The Ceding Company will also remit a check for the balance due or will submit a request for payment for any net amount due Continental.

2. If any reinsurance premium is not paid within the allotted time, Continental may terminate the reinsurance on unpaid policies by giving the Ceding Company written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. Failure by Continental to exercise its right under this paragraph in any specific situation will not be a waiver of Continental's right to do so at a later date.

D. PAYMENT OF REINSURANCE PREMIUMS

Continental may at its option reinstate the reinsurance at any time within sixty (60) days following such termination if the Ceding Company makes payment, with interest, of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims incurred between dates of termination and reinstatement. Continental will be liable for reinsurance on only those claims incurred by the Ceding Company between the dates of termination and reinstatement that the Ceding Company disclosed at the time it requested reinstatement of such policies. All such claims will be subject to the claims provisions specified in Section III.

3. Balances remaining unpaid by either party for more than 45 days from the date due will incur interest retroactive from the due date of the balance to the date of actual payment.

4. Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of that calendar month in the Federal Reserve H15 Report.

5. Continental and the Ceding Company may exercise at any time, the right to offset any undisputed debits or credits, liquidated or unliquidated, whether on account of premiums or on account of losses or otherwise, due from either party to the other under this agreement.

E. QUARTERLY RESERVE AND VALUATION INFORMATION

The Ceding Company will submit information for valuation and reserve calculation by the 20th of the month following the close of each calendar quarter.

F. REPORTING REQUIREMENTS

The Ceding Company will not change its existing self administered reporting practices in effect on or after the effective date, unless the Ceding Company notifies Continental in writing and Continental approves of such changes.

SECTION III

STANDARD PROVISIONS

A. ERRORS AND OMISSIONS

This Agreement will not be abrogated by the failure of either the Ceding Company or Continental to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or Continental. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. This provision will not apply if the Ceding Company fails to notify Continental in writing of its unconditional acceptance of an offer for reinsurance made by Continental upon receipt of a facultative application from the Ceding Company. This provision will cease five years after the termination of the last policy known to be reinsured under this agreement.

B. TERMINATIONS OF AND CHANGES TO INSURANCE RISKS

1. The Ceding Company will notify Continental of all policy terminations, deaths and changes that affect the reinsurance as they occur. Unearned reinsurance premiums will be refunded except that cession fees as defined in the Premium Rates Schedule are not refundable on any off anniversary termination.

2. If the Ceding Company retains a portion of the risk on the policy(ies) reinsured under this agreement and any portion of the Ceding Company's insurance risk on the life of the insured terminates or reduces, whether or not covered by this agreement, the reinsurance will be reduced in proportion to the original policy.

3. If the reinsured net amount at risk on any policy falls below $1,000 the cession will be terminated.

C. REINSTATEMENTS

1. If a policy or policies that comprise the risk under which reinsurance has been retroceded automatically to Continental lapses for nonpayment of premiums and is later reinstated in accordance with its terms, the reinsurance under such risk will be reinstated automatically by Continental and the reinsured amount at risk reestablished at the amount reinsured prior to such lapse.

2. If an insurance policy on a life on which reinsurance has been accepted facultatively by Continental lapses for nonpayment of premium, copies of the application for reinstatement and any other relevant papers will be referred to Continental for its underwriting evaluation prior to actual reinstatement by the Ceding Company. Continental will notify the Ceding Company in writing of its underwriting decision on all such reinstatement requests.

SECTION III
(continued)

C. REINSTATEMENTS

3. In connection with all reinstatements, the Ceding Company will pay to Continental all reinsurance premiums in arrears.

D. CONTINUATIONS

Continuation of a policy reinsured under this agreement will remain reinsured with Continental under this agreement or another agreement between the Ceding Company and Continental.

For the purpose of this agreement, continuations will be defined as exchanges, conversions or reissues of any other policy that was originally reinsured with Continental.

E. FORMS

The Ceding Company will furnish Continental with any specimen copies of its applications, policy forms, rider forms and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and will keep Continental informed with documentation as to any modifications or new forms under which reinsurance may be desired.

F. CLAIMS

1. The Ceding Company will notify Continental of each claim promptly after first receipt of such information. Continental will be consulted before admission or acknowledgment of claim liability is made by the Ceding Company if:

    a) The claim is in the contestable period, or
    b) The amount retained by the Ceding Company is less than the total amount reinsured in all companies.

2. Copies of the proofs of claim obtained by the Ceding Company, together with the amount payable or paid on such claim, will be furnished to Continental as soon as possible.

3. Continental will be liable to the Ceding Company for the benefits reinsured hereunder to the same extent as the Ceding Company is liable to the Insured for such benefits, and all reinsurance will be subject to the terms and conditions of the policy under which the Ceding Company will be liable.

4. For life and accidental death claims, Continental will pay its share in a lump sum to the Ceding Company without regard to the form of claim settlement of the Ceding Company. For a waiver of premium disability claim, Continental will pay its share of each gross premium as the premiums are waived by the Ceding Company.

F. **CLAIMS**

5. Continental agrees to pay to the Ceding Company a proportionate share of any interest paid out to the claimant by the Ceding Company. Continental's liability to pay interest will be discharged on the date that Continental issues payment to the Ceding Company.

6. Continental reserves the right to withhold any claim payments in accordance to Section II, D-5.

7. In the event the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, Continental will share in the increase, up to Continental's maximum limit, or reduction in the proportion that the net liability of Continental bore to the sum of the retained net liability of the Ceding Company and the net liability of other reinsurers immediately prior to such increase or reduction. The reinsurance with Continental will be rewritten from commencement on the basis of the adjusted amounts using premiums and reserves at the correct age, and sex. The adjustment for the difference in premiums will be made without interest.

8. Claims remaining unpaid for more then 30 days after the receipt of final papers will incur interest calculated from that date using the 7 year Constant Maturity Treasury Rate reported for the last working date of that month in the Federal Reserve H15 Report.

9. The Ceding Company will promptly notify Continental of its intention to contest insurance reinsured under this agreement or to assert defenses to a claim for such insurance. If Continental agrees to participate in the contest or assertion of defenses and the Ceding Company's contest of such insurance results in the reduction of its liability, Continental will share in such reduction in proportion to Continental's liability. If Continental declines to participate in the contest or assertion of defenses, Continental will discharge all of its liability by payment of the full amount of the reinsurance to the Ceding Company.

   Continental will pay its share of the unusual expenses of the contest in addition to its share of the claim itself. Routine expenses incurred in the normal settlement of uncontested claims, including interpleader cases, and the salary of an officer or employee of the Ceding Company are excluded from this provision.

F. CLAIMS

If Continental participates in the contest, in no event will Continental participate in punitive or compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the insurance reinsured under this Agreement. Continental will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with insurance reinsured under this Agreement if Continental elected to join in the contest of the coverage in question. The parties recognize that circumstances may arise in which equity would require Continental, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Continental was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, the Ceding Company and Continental would share such damages so assessed in equitable proportions. Routine expenses incurred in the normal settlement of uncontested claims, in the submission of interpleaders and the salary of an officer or employee of the Ceding Company are excluded from this provision.

For purposes of this provision, the following definitions will apply:

"Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute;

"Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statute;

"Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount of statute.

G. RECAPTURE PRIVILEGE

If the Ceding Company increases its retention limits, the Ceding Company may reduce the reinsurance in accordance with the following provisions:

1. The Ceding Company kept its full retention in accordance with the retention limits in effect when the original insurance was issued. (Refer to the Retention Limits Schedule).

2. The Life and Waiver of Premium Benefits in the policy must have been reinsured with Continental for a period of ten (10) years.

3. The reduction in the reinsurance of Accidental Death Benefits will be effective on the first policy anniversary following the notice of election to recapture.

SECTION III
(continued)

G. RECAPTURE PRIVILEGE

4. The amounts recaptured from all reinsurers will be sufficient to increase the Ceding Company's retention on the risk to the new limits.

5. If there are other reinsurers, the reduction on Continental's risk will be determined according to Continental's portion of the total reinsurance on the risk.

6. If the reinsurance is reduced on any risk, similar reductions will be made on all risks eligible for recapture. This includes policies currently on waiver of premium claim.

H. INSPECTION OF RECORDS

Continental will have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.

I. INSOLVENCY

1. In the event of insolvency of the Ceding Company, Continental's liability for claims will continue to be in accordance with the terms of the agreement. Payment of reinsurance claims less any reinsurance premiums due Continental will be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution of the insolvency of the Ceding Company.

2. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor will give Continental written notice of any pending claim and Continental may, at its own expense, investigate the claim and interpose any defense which it deems appropriate to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by Continental, an equitable share of the expenses incurred by Continental will be chargeable to the Ceding Company as part of the expense of liquidation.

3. In the event of insolvency of either the Ceding Company or Continental, any debts or credits due the other party, whether matured or unmatured, under this Agreement or any other agreement, which exist on the date of the entry of a receivership or liquidation order, will be deemed mutual debts or credits as the case may be and will be set off and only the balance will be allowed or paid.

4. Continental's liability will not increase as a result of the insolvency of the Ceding Company.

J. PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and Continental. The acceptance of reinsurance hereunder will not create any right or legal relation whatever between Continental and any insured or any beneficiary under any policies of the Ceding Company which may be reinsured hereunder.

K. TERMINATION CHARGE

If Continental exercises its rights to terminate all new and existing inforce reinsurance as stipulated under Section II D. 2, an appropriate charge will be determined by, and paid to, Continental. Such termination charge will be determined so as to approximate the excess of deferred acquisition expenses plus equity in unearned premium reserve over the benefit reserve plus unearned premium reserve for the business being terminated hereunder. The calculation of the components of the charge will be Continental's usual calculation methods and will be in accordance with the GAAP principals as outlined in FAS60 or FAS97, as appropriate.

L. DURATION OF AGREEMENT

This Agreement will be effective on and after the Effective Date stated on the cover page. Other than for nonpayment of reinsurance premiums and/or failure to comply with reporting requirements, as provided in the Reporting Requirements Schedule, the Agreement is unlimited in duration but may be amended by mutual consent of the Ceding Company and Continental.

This Agreement may be terminated as to new reinsurance by either party's giving ninety (90) days written notice to the other. However, if the Ceding Company changes its underwriting rules and Continental does not approve of such changes in writing, this Agreement may be terminated for new business immediately by Continental. Termination as to new reinsurance does not affect existing reinsurance.

M. ARBITRATION

1. It is the intention of Continental and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If Continental or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration.

M. ARBITRATION

2. Disagreements between Continental and the Ceding Company will be submitted to three arbitrators who must be officers of other life insurance companies. Within sixty (60) days of the date of notice of the intent to submit the dispute to arbitration, Continental and the Ceding Company will each appoint one arbitrator and the third will be selected by these two arbitrators. If agreement cannot be reached on the selection of the third arbitrator, each arbitrator will nominate three (3) candidates within ten (10) days thereafter, two of whom the other will decline, and the decision will be made by drawing lots.

3. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

4. The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearings, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrators will issue a written decision. In their decision, the arbitrators will apportion the costs of arbitration, which will include but not be limited to their own fees and expenses, as they deem appropriate.

N. CURRENCY

All currency will be payable in United States dollars.

O. CHOICE OF LAW AND FORUM

Illinois law will govern the terms and conditions of the Agreement. In the case of an arbitration, the arbitration hearing will take place in Chicago, Illinois, and the Uniform Arbitration Act will control except as provided in Section III, M, of this Agreement.

P. DAC TAX ELECTION STATEMENT

The Ceding Company and Continental hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for 1992 and all subsequent taxable years for which this agreement remains in effect.

1. The term "party" will refer to either the Ceding Company or Continental as appropriate.

2. The terms used in this article are defined by reference to Regulation 1.848-2 in effect December 1992.

3. The party with net positive consideration for this agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or is otherwise required by the Internal Revenue Service.

5. Continental will submit a schedule to the Ceding Company by February 1, of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement stating that Continental will report such net consideration in its tax return for the preceding calendar year.

6. The Ceding Company may contest such calculation by providing an alternative calculation to Continental within 30 days of the Ceding Company's receipt of Continental's calculation. If the Ceding Company does not so notify Continental. Continental will report the net consideration as determined by Continental in Continental's tax return for the previous calendar year.

7. If the Ceding Company contests Continental's Calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Continental reach agreement on an amount of the net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

SECTION III
(continued)

Q. ENTIRE CONTRACT

This agreement will constitute the entire agreement between the parties with respect to the business being reinsured thereunder and that there are no understandings between the parties other than in the agreement.

Any changes or modifications to the agreement will be null and void unless made by amendment to the agreement and signed by both parties.

SECTION IV

SPECIAL PROVISIONS

NONE

Signed for Continental: Continental Assurance Company of Chicago, Illinois

By:__________ Attest:__________
President, CNA Life Reinsurance Assistant Secretary

Date of Signatures:__________

Signed for the Ceding Company: MONY Life Insurance Company

By:__________ Attest:__________
Title: Title:

Date of Signatures:__________

SECTION V

SCHEDULES

RETENTION LIMITS SCHEDULE

AUTOMATIC ACCEPTANCE LIMITS SCHEDULE

ACCEPTED COVERAGE SCHEDULE

PREMIUM RATE SCHEDULE

RETENTION LIMITS SCHEDULE

The Ceding Companies retention limits and First Excess Reinsurance Limits are as follows:

AUTOMATIC ACCEPTANCE LIMITS SCHEDULE

Continental will automatically accept 33.3% of the excess over the Ceding Companies retention and the amount ceded to the first excess reinsurer as outlined in the Retention Limits Schedule to the maximum indicated in the Automatic Binding Limit Schedule below.

ACCEPTED COVERAGE SCHEDULE

The accepted coverages shall include the Ceding Company's Whole Life, Yearly Renewable Term and Variable Universal Life Products.

PREMIUM RATE SCHEDULE

For the Ceding Company's single life and permanent products the following factors will be level percentages of the Society of Actuaries 1975-80 Select and Ultimate Basic Mortality Table on an age last basis.

Level Percentages of the 75-80 SOA Table

Underwriting Category	First Year	Renewal Years
Preferred Non Smoker	0	%
Standard Non Smoker	0	%
Preferred Smoker	0	%
Standard Smoker	0	%

- All business will be self-administered.
- Premium tax will not be reimbursed.
- Recapture period will be 10 years

NOVATION AGREEMENT

This Novation Agreement is made effective as of June 30, 2001 among Munich American Reassurance Company of Atlanta, Georgia (hereafter referred to as "MARC"), **MONY Life Insurance Company and MONY Life Insurance Company of America (hereafter referred to as the "Ceding Company")** and Continental Assurance Company of Chicago, Illinois (hereafter referred to as "Continental").

Whereas Continental, as a result of the sale of its Life Reinsurance Strategic Business Unit, wishes to transfer and assign the reinsurance contracts and treaties listed in Schedule A attached hereto (collectively, the "Reinsurance Agreements") as of the Effective Date and all of Continental's rights, duties, obligations and liabilities under each of the Reinsurance Agreements to MARC in order that Continental will be relieved of all of its rights, duties, obligations and liabilities under the Reinsurance Agreements; and

Whereas the Ceding Company wishes to consent and agree to such transfer and assignment.

Now therefore in Consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Continental hereby transfers and assigns, as of the Effective Date, each of the Reinsurance Agreements and all of Continental's rights, duties, obligations and liabilities thereunder to MARC.

2. MARC hereby accepts such transfer and assignment and agrees with each of Continental and the Ceding Company that MARC shall be bound by all of the terms and conditions of the Reinsurance Agreements, shall enjoy all of Continental's rights under and shall perform all of Continental's duties, obligations and liabilities under the Reinsurance Agreements to the same extent as if MARC had been the original party to the Reinsurance Agreements instead of Continental.

3. The Ceding Company

   a) consents to the transfer and assignment of the Reinsurance Agreements and all of Continental's rights, duties, obligations and liabilities thereunder from Continental to MARC, agrees that MARC shall enjoy and shall be entitled to enforce all of Continental's rights under the Reinsurance Agreements and agrees that all of Continental's duties, obligations and liabilities under the Reinsurance Agreements shall be performed by MARC as if MARC had been the original party to the Reinsurance Agreements instead of Continental; and

   b) releases and forever discharges Continental from the observance and performance of any of the terms and conditions of the Reinsurance Agreements and all of Continental's duties, obligations and liabilities under the Reinsurance Agreements and from all claims, demands, actions and causes of action which the Ceding Company ever had, now has or may hereafter have against Continental in any way arising out of, resulting from or related to the Reinsurance Agreements or the transfer and assignment referenced herein.

4. MARC and the Ceding Company hereby ratify and confirm the Reinsurance Agreements as agreements solely between them and agree that the Reinsurance Agreements shall continue between them unaltered and in full force and effect in accordance with its terms and conditions.

5. Each party agrees to do all things necessary to give full effect to this Novation Agreement.

6. This Novation Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

NOVATION AGREEMENT

IN WITNESS WHEREOF the parties have executed this Novation Agreement as of **June 30, 2001.**

For: Continental Assurance Company of Chicago, Illinois

By: Attest: ______________________

Title: ______________________ Title: ______________________

For: Munich American Reassurance Company of Atlanta, Georgia

By: ______________________ Attest: ______________________

Title: ______________________ Title: ______________________

For: MONY Life Insurance Company
MONY Life Insurance Company of America

By: Attest: ______________________

Title: Title: ______________________

Schedule A

To the Novation Agreement made as of the **June 30, 2001**

Between

Munich American Reassurance Company

And

MONY Life Insurance Company

MONY Life Insurance Company of America

Contract(s) referred to in the above referenced Novation Agreement:

CNA's Company Code	Client Agreement #	Treaty Effective Date	Treaty Description
	1641	08/01/2000	AUTOMATIC YRT
K6900	2257	01/01/1999	FACULTATIVE YRT

Addendum

to the

Automatic Reinsurance Agreement

between

MONY Life Insurance Company
New York, New York
(hereinafter called the Ceding Company)

and

Munich American Reassurance Company
Atlanta, Georgia
(hereinafter called MARC)
Treaty ID: **1641**

Effective August 1, 2000 the Ceding Company shall be described as MONY Life Insurance Company, New York, New York and MONY Life Insurance Company of America, Phoenix, Arizona.

This addendum will be attached to and form a part of the Automatic Reinsurance Agreement effective August 1, 2000, between the Ceding Company and MARC.

In witness whereof, the said MONY Life Insurance Company, New York, New York and MONY Life Insurance Company of America, Phoenix, Arizona, and the said Munich American Reassurance Company, Atlanta, Georgia, have by their respective officers executed and delivered this addendum in duplicate.

MONY Life Insurance Company

By

Title:

Attest ____________________ Date ____________________

MONY Life Insurance Company of America

By ____________________

Title:

Attest ____________________ Date ____________________

Munich American Reassurance Company

By ____________________

Title:

Attest Date ____________________

Addendum

to the

Automatic Reinsurance Agreement

between

MONY Life Insurance Company
New York, New York
and
MONY Life Insurance Company of America
Phoenix, Arizona
(hereinafter called the Ceding Company)

and

Munich American Reassurance Company
Atlanta, Georgia
(hereinafter called MARC)
Treaty ID: 1641

Effective the various dates below the following plans will be added to this agreement:

Universal Life Plan	effective March 1, 2001
Survivor Universal Life Plan	effective May 1, 2001
Interest Sensitive Whole Life	effective October 28, 2002
Variable Universal Life Plan	effective June 1, 2003
New Universal Life Plan	effective May 12, 2003

Schedule C Premium Rate Schedule will be amended as attached hereto to include the Ceding Company's Five Class Universal Life, Last Survivor Universal Life, Interest Sensitive Whole Life, Variable Universal Life and New Universal Life plans.

This addendum will be attached to and form a part of the Automatic Reinsurance Agreement effective August 1, 2000, between the Ceding Company and MARC.

In witness whereof, the said MONY Life Insurance Company, New York, New York, and MONY Life Insurance Company of America, Phoenix, Arizona, and the said Munich American Reassurance Company, Atlanta, Georgia, have by their respective officers executed and delivered this addendum in duplicate.

MONY Life Insurance Company

By ______________

Title:

Attest ______________ Date ______________

MONY Life Insurance Company of America

By ______________

Title:

Attest ______________ Date ______________

Munich American Reassurance Company

By ______________

Title:

Attest ______________ Date ______________

Schedule C

Premium Rate Schedule

1. Reinsurance Premium rate schedules for various plans reinsured hereunder.

   a. For the Ceding Company's single life and permanent products, the following factors will be level percentages of the Society of Actuaries 1975-80 Select and Ultimate Basic Mortality Table on an Age Last Birthday basis:

Underwriting Category	First Year	Renewal Years
Preferred Nonsmoker	0%	%
Standard Nonsmoker	0%	%
Preferred Smoker	0%	%
Standard Smoker	0%	)%

   b. For the Ceding Company's five class Universal Life, Last Survivor Universal Life and Interest Sensitive Whole Life plans the following percentages will be applied to the Society of Actuaries 1975-80 Select and Ultimate Basic Mortality Table on an Age Last Birthday basis:

Underwriting Category	First Year	Renewal Years
Ultra Select	0%	%
Select	0%	%
Standard Nontobacco	0%	%
Select Tobacco	0%	%
Standard Tobacco	0%	)%

   c. The Enhanced Maturity Extension Rider, which defers the maturity date beyond age 100, will be reinsured hereunder. The premium from issue for this rider will be $.01 per thousand for single life issues and $ per thousand for joint life issues.

- A minimum premium of per thousand after frazierization will be applicable.
- All business will be self-administered.
- Premium Tax will not be reimbursed.

2. Life reinsurance premiums will be calculated as follows:

   a. For standard risks, by multiplying the Net Amount at Risk Reinsured by the appropriate premium rates from the attached schedules.

   b. For substandard risks accepted subject to table ratings, by adding the table extra premiums to the corresponding standard premiums calculated from paragraph a. above.

Schedule C
Premium Rate Schedule
(continued)

Table Rating		Rating Factor
A	(1)	
B	(2)	
C	(3)	
D	(4)	
E	(5)	
F	(6)	
G	(7)	
H	(8)	
I	(9)	
J	(10)	
L	(12)	
P	(16)	

c. Life reinsurance premiums for substandard risks subject to a flat extra premium will be the sum of:

(i) The applicable standard or substandard reinsurance premiums, calculated from paragraphs a. and b. preceding, and

(ii) The following percentages of the policy annual flat extra premiums applicable to the initial amount of reinsurance hereunder on such risks:

Term of Flat Extra Premium	First Year	Renewal Years
More than five years		
Five years or less		

For Last Survivor UL, the two sets of single life mortality rates resulting from above are then frazierized using the formula attached to this exhibit.

3. Reinsurance Submission Forms to be forwarded to MARC by the Ceding Company in accordance with Article II, "Mode of Cession," will be marked "S" or "NS" to indicate smoker or nonsmoker reinsurance rate basis.

4. Reinsurances ceded on these rate schedules will be eligible for recapture in accordance with Article XII after they have been in force for at least ten years.

APPENDIX A

Survivorship Probability Functions

Define

x = Issue age of younger insured.

y = Issue age of older insured.

t = Policy duration.

i = Interest rate.

$v = 1/(1+i)$

Q_x= Single life mortality rate for life x, after adjustment for table rating and flat extra on x.

Q_y= Single life mortality rate for life y, after adjustment for table rating and flat extra on y.

$_tP_x$ = Probability of x living to end of policy year t.

$= (1-Q_x)(1-Q_{x+1}) \ldots (1-Q_{x+t-1})$

$_tP_y$ = Probability of y living to end of policy year t.

$= (1-Q_y)(1-Q_{y+1}) \ldots (1-Q_{y+t-1})$

$_tP_{xy}$ = Probability of either x or y living to end of policy year t.

$= {}_tP_x + {}_tP_y - ({}_tP_x)({}_tP_y)$

$Q_{x:y}$ = Probability of both x and y dying in the first policy year.

$= 1 - {}_tP_{xy}$, rounded to six places, near.

$Q_{x+t:y+t}$ = Probability of the last death of x and y occurring during the tth policy year.

$= 1 - ({}_{t+1}P_{xy})/({}_tP_{xy})$ when $y+t<100$

$= Q_{x+t}$ when $y+t>100$

$Q_{x+t:y+t}$ = Monthly $Q_{x+t:y+t}$ (level rate for all 12 months of year t)

$= (1 - (1-Q_{x+t:y+t})^{1/12}$, rounded to six places, near.

Appendix A continued

Calculate Frasier Lives and Deaths

l_0= 10,000,000 or 1,000,000,000 if either insured is rated.

$l_z = l_0$ for z= 0 to x where x is the issue age of the younger insured

$l_{x+t:m}$: issue age x

: duration t

: beginning of m_{th} month of t_{th} policy duration

$l_{x+t:1}$= Population at beginning of first month of t_{th} policy duration at issue age x.

$l_{x+t:2} = l_{x+t:1} \times (1-Q_{m\ x+t:y+t})$

$l_{x+t:3} = l_{x+t:1} \times (1-Q_{m\ x+t:y+t}) \times (1-Q_{m\ x+t:y+t})$

$= l_{x+t:1} \times (1-Q_{m\ x+t:y+t})^2$

$l_{x+t+1:1} = l_{x+t:1} \times (1-Q^m{}_{x+t:y+t})^{12} = l_{x+t:1} \times (1-Q_{x+t:y+t})$

$d_{z:m}$ = 0 for all z = 0 to 0 (x-1) and all m=1 to 12

$d_{x+t:1} = l_{x+t:1} - l_{x+t:2} = (l_{x+t:1}) \times (Q_{mx+t:y+t})$

<u>Curtate Monthly Commutation Functions</u>

$D_{x+t} = (l^{x+t:1}) \times v_{x+t}$ for t=0 to 100-x and m=1 only:

$$N_{x+t} = \sum_{s=0}^{100-x-t} D_{x+t+s}$$

$C_{x+t:m} = (d_{x+t:m}) \times v^{x+t+(m/12)}$ for t=0 to 100-x and m = 1 to 12

$$M_{x+t} = \sum_{s=0}^{(100-x-t)} \sum_{m=1}^{12} C_{x+t+s:m}$$

Addendum

to the

Automatic Bulk YRT Non-Refund Agreement

between

MONY Life Insurance Company
New York, New York
and
MONY Life Insurance Company of America
Phoenix, Arizona
(hereinafter called the Ceding Company)

and

Munich American Reassurance Company
Atlanta, Georgia
(hereinafter called the MARC)
Effective November 16, 1998
Treaty ID: 1641

This Agreement is hereby terminated as respects the reinsurance of new policies submitted on or after July 23, 2004. All business in-force at that date shall remain reinsured hereunder until the termination, expiry, or recapture of the underlying policy on which the reinsurance is based.

All provisions of the agreement not specifically modified herein remain unchanged.

In witness whereof, the said MONY Life Insurance Company, New York, New York, and MONY Life Insurance Company of America, Phoenix, Arizona, and the said Munich American Reassurance Company, Atlanta, Georgia, have by their respective officers executed and delivered this addendum in duplicate.

MONY Life Insurance Company

By

Title:_

Attest

Date

MONY Life Insurance Company of America

By_

Title:___

Attest_

Date____________________

Munich American Reassurance Company

By___

Title:_

Attest_

Date___

EQ-2004.110A

Addendum

to the

Automatic Bulk YRT Non-Refund Agreement

between

MONY Life Insurance Company
New York, New York
and
MONY Life Insurance Company of America
Phoenix, Arizona
(hereinafter called the Ceding Company)

and

Munich American Reassurance Company
Atlanta, Georgia
(hereinafter called the MARC)
Effective November 16, 1998
Treaty ID: 1641

This Agreement is hereby terminated as respects the reinsurance of new policies submitted on or after July 23, 2004. All business in-force at that date shall remain reinsured hereunder until the termination, expiry, or recapture of the underlying policy on which the reinsurance is based.

All provisions of the agreement not specifically modified herein remain unchanged.

In witness whereof, the said MONY Life Insurance Company, New York, New York, and MONY Life Insurance Company of America, Phoenix, Arizona, and the said Munich American Reassurance Company, Atlanta, Georgia, have by their respective officers executed and delivered this addendum in duplicate.

MONY Life Insurance Company

By____________________

Title:____________________

Attest____________________ Date____________________

MONY Life Insurance Company of America

By____________________

Title:____________________

Attest____________________ Date____________________

Munich American Reassurance Company

By____________________

Title:____________________

Attest____________________ Date____________________